Exhibit 10.21

R. Michael Carruthers

Dear Michael,

As you know, you have notified us of your intent to retire, and accordingly to voluntarily resign from your employment with Edgewise Therapeutics, Inc. (the “Company”). This letter agreement sets forth the terms of your transition and separation from the Company.

As of November 10, 2025, you will no longer be the Chief Financial Officer of the Company. You will instead continue your at-will employment until no later than January 31, 2026 (the period between November 10, 2025 and your last day of employment with the Company, the “Transition Period.”) During the Transition Period, you will continue your employment, in a non-officer role, [as an advisor to the Company, providing transition services as needed, to ensure a smooth transition and continuity with the new CFO].

During the Transition Period, you will continue to receive your regular base salary, in accordance with the Company’s regular payroll practices and less applicable withholdings, and it is expected that you will continue on all Company-sponsored benefit plans during the Transition Period, subject to the terms and conditions of the applicable plan, including eligibility requirements.

It is expected that, to the extent the Company’s Board of Directors (the “Board”) decides to award an annual bonus for 2025, you will be eligible to receive such bonus, conditioned on you being employed by the Company on the date such bonus is paid by the Company (which is expected to be in late January, 2026). The Board will determine, in its sole discretion, whether such bonus will be awarded, and if so, the amount of such bonus. Any such bonus will be paid less any applicable withholdings.

At all times during the Transition Period and after your employment ends, you will continue to be required to continue to abide by the terms of the Confidential Information and Invention Assignment Agreement that you signed with the Company on August 21, 2020, including, without limitation, the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, as well as regarding the return of Company property.

Your employment will remain at-will.

It is anticipated that after your employment with the Company ends, you will provide consulting services to the Company as an independent contractor until no later than October 31, 2026, pursuant to a Consulting Agreement with the Company, and subject to the terms and conditions set forth in such Consulting Agreement. For purposes of clarity, each of your stock options and restricted stock units covering shares of the Company’s common stock that are outstanding and unvested upon the expiration of the Transition Period will remain eligible to vest during the period you continue to provide services to the Company under the Consulting Agreement, subject to the terms of the Company’s 2021 Equity Incentive Plan or 2017 Equity Incentive Plan, as applicable, and the applicable equity award agreement(s) thereunder.

This letter agreement represents the entire agreement and understanding between the Company and you concerning the subject matter of this letter agreement and your employment with the Company and your departure from the Company, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this letter agreement and your relationship with the Company (including, without limitation the Company’s Executive Change in Control and Severance Plan and the Participation Agreement thereto (together, the “Severance Plan”), and the Offer Letter you entered into with the Company dated March 3, 2021 (the “Offer Letter”)), but with the exception of the Confidentiality Agreement, Section 10 of the Offer Letter (“Protected Activity Not Prohibited”) and Appendix A thereto (which will continue to apply to your agreements with and obligations to the Company), any equity agreements between the Company and you under the Company’s 2021 Equity Incentive Plan, 2017 Equity Incentive Plan or 2021 Employee Stock Purchase Plan, as applicable, and the Indemnification Agreement you entered into with the Company dated March 4, 2021. You specifically acknowledge and agree that you are not and will not be entitled to any severance or other benefits under the Severance Plan, and you are no longer a participant under the Severance Plan.

We thank you for your service to the Company, congratulate you on your retirement, and continue to wish you all the best.

Please sign below to indicate your understanding of and agreement with the foregoing, and return it to me.

Sincerely,

/s/ John Moore

John Moore

General Counsel/Secretary

Acknowledged and Agreed:

R. Michael Carruthers
/s/ R. Michael Carruthers
Signature
January 14, 2026
Date